Exhibit 99.1

         Albany International Reports Third-Quarter Financial Results

          Third-Quarter Highlights

            * Net income per share was $0.33, compared to net income per share of $0.20 for the same period last year. Restructuring-related expenses reduced net income per share by $0.09 during the quarter and by $0.30 during the same period in 2003.

            * Net sales were $222.8 million, an increase of 4.4 percent compared to the same period last year and an increase of 0.6 percent excluding the effect of changes in currency translation rates.

            * Operating income was $21.5 million in the quarter, compared to
              $11.3 million during the same period in 2003. Restructuring charges reduced operating income by $2.6 million during the quarter and $14.3 million during the same period in 2003.

            * Net cash provided by operating activities during the quarter was
              $24.9 million, after $8.8 million of severance payments and a $20 million contribution to the United States pension plan.

            * The Company purchased 1,489,943 shares of its Class A Common
              Stock during the quarter, representing approximately 4.5 percent of the outstanding shares at the time of purchase.

    ALBANY, N.Y., Oct. 21 /PRNewswire-FirstCall/ -- Albany International Corp. (NYSE/PCX/FWB: AIN) reported third-quarter net income of $0.33 per share, compared to net income of $0.20 per share for the same period last year. Restructuring-related expenses reduced net income by $0.09 per share during the quarter and by $0.30 during the same period in 2003.
    The $0.09 per share earnings reduction includes $0.06 per share for restructuring expenses and $0.03 per share for tax valuation allowances related to tax loss carry-forwards generated by restructuring activities.
    Net sales increased $9.5 million, or 4.4 percent, compared to the same period last year. Excluding the effect of changes in currency translation rates, net sales increased 0.6 percent.
    As noted in the second-quarter earnings announcement, the Company changed its policy of recording outbound freight cost. In financial reports prior to the second quarter of 2004, the Company reported these costs as a deduction in the computation of net sales. The Company has revised its policy to include such freight costs in "cost of goods sold." The amounts included in this release, including prior-period data, reflect this change.
    Following is a table of net sales by segment and the effect of changes in currency translation rates:


                                      Increase in
                     Net sales       third-quarter
    (in thousands)  as reported     2004 net sales
                    Three months    due to changes    Percent Change
                   ended Sept 30,    in currency                   Excluding
                   2004     2003     translation                    Currency
                                        rates      As Reported    Rate Effect
    Engineered
     Fabrics    $180,067 $176,909       $6,052         1.8%           -1.6%
    Albany Door
      Systems     26,077   23,486        1,738        11.0%            3.6%
    Applied
     Technologies 16,704   12,997          419        28.5%           25.3%
    Total       $222,848 $213,392       $8,209         4.4%            0.6%

    Gross profit was 39.2 percent of net sales in the third quarter of 2004, compared to 40.4 percent in the third quarter of 2003. The decrease in gross profit as a percentage of net sales is due principally to lower Engineered Fabrics net sales excluding the effect of changes in currency translation rates, costs associated with plant-shutdown activities, and higher medical costs. The reclassification of freight costs reduced gross profit as a percentage of sales by 0.9 percent in the third quarter of both 2004 and 2003.
    Selling, technical, general, and research expenses increased 4.0 percent compared to the same period last year, but increased only 0.2 percent excluding the effect of changes in currency translation rates.
    Third-quarter operating income was $21.5 million in 2004, compared to $11.3 million in 2003. Third-quarter operating income was reduced by restructuring charges of $2.6 million in 2004 and $14.3 million in 2003.
    Results for the third quarter of 2004 include a charge of $1.1 million ($0.03 per share), representing the effect of a tax valuation allowance related to tax-loss carry-forwards generated by restructuring activities. The Company expects its effective income tax rate for the remainder of 2004 to be approximately 30 percent before special items.
    Year-to-date net sales were 3.8 percent higher than last year. Excluding the effect of changes in currency translation rates, net sales were down 1.3 percent. Following is a table of year-to-date net sales by segment and the effect of changes in currency translation rates:

                     Net sales       Increase in
    (in thousands)  as reported     2004 net sales
                    Nine months     due to changes       Percent Change
                   ended Sept 30,    in currency                   Excluding
                   2004     2003     translation                    Currency
                                        rates      As Reported    Rate Effect

    Engineered
     Fabrics    $551,226 $547,787      $24,607         0.6%           -3.9%
    Albany Door
     Systems      79,571   70,686        6,098        12.6%            3.9%
    Applied
     Technologies 50,566   38,136        2,660        32.6 %          25.6%
    Total       $681,363 $656,609      $33,365         3.8%          - 1.3%

    For the first nine months of 2004, gross profit as a percentage of net sales was 39.2 percent, compared to 41.2 percent for the first nine months of last year. The decrease is due principally to lower Engineered Fabrics net sales excluding the effect of changes in currency translation rates, costs associated with plant-shutdown activities, and higher medical costs. The reclassification of freight costs reduced gross profit as a percentage of sales by 0.9 percent for the first nine months of both 2004 and 2003.

    Liquidity and Capital Resources
    Net cash provided by operating activities was $24.9 million during the third quarter of 2004, compared to $27.8 million for the same period of 2003. Severance payments related to restructuring activities were $8.8 million in the third quarter of 2004 and are expected to be approximately $15.0 million in the fourth quarter. The Company does not expect any significant payments for restructuring in 2005. In the third quarter of 2004 and in the third quarter of 2003, the Company made a $20 million contribution to its United States pension plan.
    During the third quarter of 2004, inventories decreased $3.6 million and accounts receivable decreased $8.0 million, excluding the effect of changes in currency translation rates.
    Capital spending during the quarter was $14.9 million and is expected to be approximately $17 million in the fourth quarter. Full-year capital spending is expected to be approximately $58 million, compared to full-year depreciation and amortization of $56 million.
    During the quarter, the Company purchased 1,489,943 shares of its Class A Common Stock at a purchase price of $43.0 million. Since the beginning of 2004, the Company has purchased 2,319,943 of its shares - which equates to 6.9 percent of the shares outstanding at December 31, 2003 - at a cost of $66.1 million. The Company remains authorized to purchase an additional 553,100 shares without further notice.

    Comments on Operations:
    Chairman and Chief Executive Officer Frank Schmeler commented, "Customers in our major Engineered Fabrics markets generally saw improved demand for their products and services during the quarter. After adjusting to exclude the effect of changes in currency translation rates, higher sales in our Albany Door Systems and Applied Technologies segments offset a slight decline in Engineered Fabrics sales, resulting in a slight increase in the Company's consolidated sales compared to the same quarter last year.
    "In addition to the restructuring-related expenses of $0.09 per share discussed above, results for the quarter were further reduced by $0.03 per share of costs related to equipment relocation and plant closings, which cannot be categorized as restructuring costs for accounting purposes.
    "We anticipate that future expenses related to equipment relocation and plant cleanups will approximate $1.5 million in the fourth quarter of 2004 and $1.0 million in the first quarter of 2005. In addition, non-cash restructuring charges of up to $4.0 million may be required during the fourth quarter as we finalize our equipment requirements and related valuations."

    Engineered Fabrics
    (This segment includes paper machine clothing and process belts (PMC) used in the manufacture of paper and paperboard products, and engineered products for the nonwovens and pulp industries.)
    Third-quarter net sales for the Engineered Fabrics segment increased 1.8 percent compared to the same period last year. Excluding the effect of changes in currency translation rates, net sales decreased 1.6 percent compared to the third quarter of 2003. Net sales were affected by technology gains that provide longer fabric life, customer efforts to reduce overall PMC inventory, and the Company's decision to decline certain sales opportunities that do not meet profit objectives. Despite these factors, share of market in the quarter reflects normal gains and losses by market segment, and overall share of market was stable.

    North America
    In the United States, Canada, and Mexico, paper and paperboard operating rates improved over the third quarter of last year, and overall paper and paperboard production increased. In spite of these improvements for our customers, industry data suggest that year-to-date industry sales of PMC declined compared to the same period last year. For the Company, North American net sales for the quarter were 1.5 percent lower than last year. Excluding the effect of changes in currency translation rates, third-quarter net sales decreased 2.1 percent compared to the same period in 2003. Year-to-date net sales decreased 2.2 percent and decreased 3.1 percent excluding the effect of changes in currency translation rates. During the quarter, our focus on delivering value through new products provided economic benefits to our customers. At the same time, our internal value activities improved efficiency in our operations and provided process gains in several areas. Value-focused activities are improving our results and will have a positive impact on our business in future quarters.

    Europe
    In Europe, paper and paperboard production increased, as most customer operations performed at over 90 percent capacity. In spite of the production increases, industry data indicate that year-to-date shipments of PMC in Europe declined. Our third-quarter net sales increased 8.9 percent over the same quarter in 2003, but remained flat excluding the effects of changes in currency translation rates, an improvement over the second quarter of 2004. Year-to-date net sales increased 6.8 percent and decreased 3.1 percent excluding the effect of changes in currency translation rates. The transition of production in connection with restructuring activities was carried out during the third quarter without disruption of supply to our customers. The expanded dryer fabric facility in Finland and the new engineered fabrics facility in France were officially dedicated during the quarter and are now fully operational. With the European organization focused on delivering value to our customers, we expect future quarters will benefit from the completion of the restructuring activities and performance improvements that new products provide for our customers.

    Pacific
    Third-quarter net sales in the Pacific region decreased 3.3 percent compared to the same period last year and 4.5 percent excluding the effect of changes in currency translation rates. Year-to-date net sales decreased 3.3 percent and 6.2 percent excluding the effect of changes in currency translation rates. Within the region, year-to-date results vary, as success in China and Korea has been offset by sales declines due to inventory and pricing practices in other countries. We are addressing these issues and expect the next several quarters to benefit from programs in place and the value derived from new technologies.

    Albany Door Systems
    (This segment includes sales and service of High Performance Doors and aftermarket sales to a wide variety of industrial customers.)
    Net sales increased 11.0 percent compared to the third quarter of 2003 and
3.6 percent excluding the effect of changes in currency translation rates. Year-to-date net sales increased 12.6 percent and 3.9 percent excluding the effect of changes in currency translation rates. In spite of the negative impact of economic weakness in Germany, a major door market, year-on-year sales and earnings improved. We expect further sales and earnings benefits in future quarters resulting from the development of new products and markets and the completed efficiency improvements.

    Applied Technologies
    (This segment includes materials and structural-component businesses including insulation for personal outerwear and home furnishings (PrimaLoft); specialty materials and composite structures for aircraft and other applications (Techniweave); specialty filtration products for wet and dry applications (Industrial Process Technologies); and industrial insulation products (High Performance Materials).)
    Net sales in this segment increased 28.5 percent compared to the same period in 2003 and 25.3 percent excluding the effect of changes in currency translation rates. Year-to-date net sales increased 32.6 percent and 25.6 percent excluding the effect of changes in currency translation rates. The increased sales in this segment reflect successful growth in a number of businesses, including industrial filtration, PrimaLoft(R) synthetic insulation, and Techniweave. Our industrial filtration business serves several wet and dry applications, including dry filtration products for power generation. Expansion of power generation capacity in Asia is creating new demand for these products, for which our regional production capability provides a strategic advantage. PrimaLoft's synthetic insulation outerwear and home furnishings markets in both North America and Europe continue to grow.
As PrimaLoft expands to additional applications, satisfied users are increasing the value of the brand. Techniweave has been successful with applications in aerospace and other industrial uses employing advanced materials, pre-formed shapes, and composite structures.

    Looking Ahead
    Mr. Schmeler continued, "In the third quarter, our paper and paperboard customers increased production in response to improved demand for their products. We are pleased with the much-needed relief for our customers and are optimistic for the coming quarters. While changes affecting the paper and paperboard industry and its suppliers over the last few years appear to be stabilizing, and should be beneficial in the long term, they have been difficult to manage and have resulted in unusual swings in our business. Although fully anticipating all of the effects of these changes has not been easy, we believe the Company is well positioned today as a result of our efforts. The opportunities presented by new PMC technologies are very positive as our focus on technological improvement continues.
    "In our Applied Technologies segment, the success in filtration for power generation and the growth in PrimaLoft and Techniweave is encouraging. Technology for this segment contributes to our other businesses with respect to materials and processes.
    "The Albany Door Systems segment results improved in the third quarter. New product introductions, after-market sales and service increases, and efficiency improvements have been implemented globally, and we expect to see continued improvement in coming quarters.
    "Increased operating expenses resulting from higher energy prices will have an impact on our operations in 2005. Our primary raw material for PMC is petroleum-based, and we anticipate that higher petroleum prices will result in increases in raw material, energy, and other costs in 2005. In addition, we will incur incremental audit fees of approximately $1.4 million in the fourth quarter of 2004, resulting from compliance with requirements of the Sarbanes-Oxley Act.
    "We continue to believe that our customers will place their business with suppliers that offer them the greatest value. The Albany Value Concept directs our efforts externally in the form of new and improved products and process support and internally through a focus on quality, consistency, and efficiency. These actions are aimed at producing continuing substantial benefits for our customers and improved returns to our shareholders."
    The Company plans a live webcast to discuss third-quarter 2004 financial results on Friday, October 22, 2004, at 9:00 a.m. Eastern time. For access go to http://www.albint.com.

    Albany International is the world's largest producer of paper machine clothing and high-performance doors with manufacturing plants strategically located to serve its customers throughout the world. Additional information about the Company and its businesses and products is available at http://www.albint.com.

    This release contains certain items that may be considered to be non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they can provide additional useful information to investors regarding the Company's financial condition, results of operations, and cash flows.
    The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period.
    Forward-looking statements in this release or in the webcast, including statements about future sales, earnings, cash flows, possible uses for cash, pricing, markets, cost reductions, new products and process improvements, paper industry consolidation and outlook, capital expenditures, tax rates, energy and material costs, and depreciation and amortization are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations and are subject to various risks and uncertainties, including, but not limited to, economic conditions affecting the paper industry and other risks and uncertainties set forth in the Company's 2003 Annual Report to Shareholders and subsequent filings with the Securities and Exchange Commission.


                                    ALBANY INTERNATIONAL CORP.
      CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                                             (unaudited)

                  (in thousands except per share data)

            Three Months Ended                             Nine Months Ended
               September 30,                                 September 30,
            2004         2003                                2004      2003

        $222,848       $213,392  Net sales                 $681,363  $656,609
         135,603        127,109  Cost of goods sold         414,200   386,335

          87,245         86,283  Gross profit               267,163   270,274

          63,134         60,716   Selling, technical,       196,946   186,774
                                  general and research
                                  expenses

           2,576         14,317  Restructuring, net          45,244    15,999

          21,535         11,250  Operating income            24,973    67,501
           3,533          3,910   Interest expense, net      11,073    11,316

           2,053         (2,115) Other expense/              10,180     1,232
                                 (income), net

          15,949          9,455  Income before income taxes   3,720    54,953
           5,640          2,809  Income tax expense           5,753    11,243

          10,309          6,646  Income/(loss) before        (2,033)   43,710
                                 associated companies

             158            (96) Equity in earnings/(losses)    375      (191)
                                 of associated companies

          10,467          6,550  Net income/(loss)           (1,658)   43,519

         416,594        420,995  Retained earnings,         433,407   387,609
                                 beginning of period

          (2,536)        (2,328) Dividends declared          (7,224)   (5,911)

        $424,525       $425,217  Retained earnings,        $424,525  $425,217
                                 end of period


                                 Earnings per share - basic:
           $0.33          $0.20  Net income/(loss)           ($0.05)    $1.33

                                 Earnings per share - diluted:
           $0.32          $0.19  Net income/(loss)           ($0.05)    $1.31

          32,160         33,064  Average number of shares    32,947    32,705
                                 used in basic earnings per
                                 share computations

          32,732         33,766  Average number of shares    32,947    33,273
                                 used in diluted earnings
                                 per share computations

           $0.08          $0.07  Dividends per share          $0.22     $0.18


                           ALBANY INTERNATIONAL CORP.
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)

                                                (unaudited)
                                                September 30,     December 31,
                                                     2004              2003
    ASSETS
      Cash and cash equivalents                    $81,216           $78,822
      Accounts receivable, net                     139,177           151,157
      Note receivable                               18,261            21,814
      Inventories:
        Finished goods                              90,441            93,787
        Work in process                             57,654            53,936
        Raw material and supplies                   31,902            29,805
                                                   179,997           177,528

      Deferred taxes                                29,707            33,314
      Prepaid expenses                               8,322             8,067
          Total current assets                     456,680           470,702

      Property, plant and equipment, net           354,963           370,280
      Investments in associated companies            6,108             5,278
      Intangibles                                   14,945            15,790
      Goodwill                                     158,037           159,543
      Deferred taxes                                63,777            63,657
      Cash surrender value of life
       insurance policies                           33,766            32,399
      Other assets                                  17,098            21,274
          Total assets                          $1,105,374        $1,138,923

    LIABILITIES AND SHAREHOLDERS' EQUITY
      Notes and loans payable                       $6,179            $5,250
      Accounts payable                              30,827            35,080
      Accrued liabilities                          141,552           122,550
      Current maturities of long-term debt           1,324             1,949
      Income taxes payable and deferred             20,211            13,682
          Total current liabilities                200,093           178,511

      Long-term debt                               246,680           214,894
      Other noncurrent liabilities                 134,192           153,811
      Deferred taxes and other credits              28,516            37,052
          Total liabilities                        609,481           584,268

    Commitments and Contingencies                        -                 -

    SHAREHOLDERS' EQUITY
      Preferred stock, par value $5.00 per share;
        authorized 2,000,000 shares; none issued         -                 -
      Class A Common Stock, par value $.001 per
       share; authorized 100,000,000 shares;
       issued 32,989,305 in 2004 and 32,548,938
       in 2003                                          33                33
      Class B Common Stock, par value $.001 per
       share; authorized 25,000,000 shares;
       issued and outstanding 3,236,476 in 2004 and
       3,236,476 in 2003                                 3                 3
      Additional paid in capital                   291,955           280,734
      Retained earnings                            424,525           433,407
      Accumulated items of other
       comprehensive income:
        Translation adjustments                    (65,481)          (65,613)
        Derivative valuation adjustment             (4,067)           (8,840)
        Pension liability adjustment               (39,579)          (39,579)
                                                   607,389           600,145
      Less treasury stock (Class A), at
       cost (4,504,152 shares in 2004 and
       2,190,038 shares in 2003)                   111,496            45,490
          Total shareholders' equity               495,893           554,655
          Total liabilities and
           shareholders' equity                 $1,105,374        $1,138,923


                           ALBANY INTERNATIONAL CORP.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)
                                 (in thousands)

                                                       Nine Months Ended
                                                         September 30,
                                                     2004              2003
      OPERATING ACTIVITIES
      Net (loss)/income                            ($1,658)          $43,519
      Adjustments to reconcile net
       (loss)/income to net cash provided
       by operating activities:
        Equity in (earnings)/losses of
         associated companies                         (376)              191
        Depreciation                                39,691            38,742
        Amortization                                 2,710             3,687
        Provision for deferred income
         taxes, other credits and long-
         term liabilities                          (19,488)           (6,731)
        Provision for write-off of equipment        11,931            12,143
        Provision for impairment of investment       4,000                 -
        Increase in cash surrender value
         of life insurance                          (1,141)           (1,082)
        Change in unrealized currency
         transaction gains and losses                8,150            (4,255)
        Loss/(gain) on disposition of assets           842              (486)
        Shares contributed to ESOP                   4,546             4,451
        Tax benefit of options exercised             1,322             1,291
      Changes in operating assets and liabilities:
        Accounts receivable                          3,542             6,008
        Note receivable                              3,553            (1,130)
        Inventories                                 (2,800)           (1,444)
        Prepaid expenses                              (283)           (2,717)
        Accounts payable                            (4,126)           (5,831)
        Accrued liabilities                         19,131            11,859
        Income taxes payable                         6,626            (4,751)
        Other, net                                      60            (1,392)
        Net cash provided by operating activities   76,232            92,072

      INVESTING ACTIVITIES
        Purchases of property, plant and equipment (41,296)          (29,951)
        Purchased software                            (489)             (613)
        Proceeds from sale of assets                 3,944             4,336
        Cash received from life insurance
         policy terminations                           863                 -
        Premiums paid for life insurance policies   (1,089)           (1,118)
        Net cash used in investing activities      (38,067)          (27,346)

      FINANCING ACTIVITIES
        Proceeds from borrowings                    53,388            40,582
        Principal payments on debt                 (21,295)          (54,304)
        Purchase of treasury shares                (66,135)                -
        Proceeds from options exercised              5,303            12,683
        Debt issuance costs                         (1,555)                -
        Dividends paid                              (7,034)           (5,367)
        Net cash used in financing activities      (37,328)           (6,406)

      Effect of exchange rate changes on cash flows  1,557           (13,614)

      Increase in cash and cash equivalents          2,394            44,706
      Cash and cash equivalents at
       beginning of year                            78,822            18,799
      Cash and cash equivalents at end of period   $81,216           $63,505

SOURCE  Albany International Corp.
    -0-                             10/21/2004
    /CONTACT: Kenneth C. Pulver. Vice President-Corporate Communications of Albany International Corp., +1-518-445-2214 /
    /Web site:  http://www.albint.com /
    (AIN)

CO:  Albany International Corp.
ST:  New York
IN:  FIN
SU:  ERN CCA